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                                      EXHIBIT 99

Contact:    Donna Lucas or Bill Schreiber
            Nelson Communications Group
            916-443354

    L.A. GEAR ANNOUNCES STAFF REDUCTION AS PART OF ONGOING RESTRUCTURING

    SANTA MONICA, CA - NOVEMBER 3, 1997 - As part of an ongoing effort to restructure the company to be profitable in the future, L.A. Gear today announced that approximately 60 percent of the employees at its Santa Monica headquarters have been laid off.

    Company president Bruce MacGregor also resigned, said Chairman and CEO David Gatto, who was named to head the struggling company two weeks ago.

    The reduction in force was across the board, including marketing, customer services, finance, accounting and administrative support areas. Prior to the reduction, the company had about 212 employees in the U.S. and five other countries. A total of 102 employees worked at the California headquarters.

    Gatto said most laid off employees will receive severance packages to help them transition to new jobs.

    "This obviously is a very difficult time for the company and its hard-working employees," said Gatto. "But given the turnaround situation we are facing, it was clear that one of the first steps we needed to take was to streamline the operation."

    As part of the streamlining process, Gatto said product development now will report directly to him. Bob Landerman, vice president of sales, adds marketing to his responsibilities.

    The company recently announced significant continuing losses, compounded by a soft market for athletic shoes and excess inventories.

    Gatto said company management is working around the clock to develop new strategies designed to help determine the company's future.

    L.A. Gear designs, develops and markets a broad range of quality athletic and lifestyle footwear under various labels for adults and children worldwide.



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